Free Writing Prospectus

Filed Pursuant to Rule 433

Dated July 7, 2009

Registration Statement No. 333-150095

*NEW ISSUE* $1.827BLN HAROT 2009-3 (Autos) TALF ELIGIBLE

LEADS/BOOKS: BAS/CS

100% POT

CO-MANAGERS: C, DB, GS, Mitsu, Wach

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CL	$SIZE-MM	WAL	Mdy/Fitch	WINDOW	LGL	SPREAD	YIELD	COUPON	DOLLAR
A-1	495.00	0.36	P-1/F1+	08/09-03/10	7/15/10	iLr-2	0.75435	0.75435	100.00
A-2	414.00	0.98	Aaa/AAA	03/10-11/10	8/15/11	EDSF +75	1.508	1.50	99.99680
A-3	725.00	1.98	Aaa/AAA	11/10-05/12	5/15/13	EDSF +100	2.330	2.31	99.98305
A-4	193.00	3.11	Aaa/AAA	05/12-09/12	9/15/15	Swaps+135	3.329	3.30	99.98187

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PRICING SPEED:  1.3% ABS

OPTIONAL CLEAN-UP CALL: 10%

ERISA ELIGIBLE?:  Yes. ALL NOTES ARE FIXED RATE

TALF ELIGIBLE?:   Yes

TALF HAIRCUT:  A2: 6%, A3: 7%, A4: 9%

EXPECTED PRICE:  07/07/09

EXPECTED SETTLEMENT: 07/14/09

BILL AND DELIVER: BAS

PAYMENT DATES: 15th of each month, beginning August 17, 2009

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.